Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF THE

SERIES A CONVERTIBLE PREFERRED STOCK OF

NATURAL HEALTH TRENDS CORP.

___________________________

Pursuant to Section 151(g) of the General

Corporation Law of the State of Delaware

__________________________

Natural Health Trends Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), certifies as follows:

FIRST: The Certificate of Incorporation, as amended, of the Corporation authorizes the issuance of 5,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), and further authorizes the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock, and, without limiting the generality of the foregoing, to fix and determine the designation of each such series, the number of shares that shall constitute such series and certain relative rights, preferences, privileges and restrictions of the shares of each series so established.

SECOND: The Board of Directors of the Corporation previously authorized the issuance of up to 1,761,900 shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Convertible Preferred Stock”), and established the number, designations, powers, preferences, rights or privileges, and the qualifications, limitations or restrictions thereof, and on May 4, 2007, filed a Certificate of Designations, Rights and Preferences in the office of the Secretary of State of the State of Delaware with respect to the Series A Convertible Preferred Stock (the “Certificate of Designations”).

THIRD: Pursuant to Section 7(h) of the Certificate of Designations, on the date on which the average closing price of the common stock of the Corporation (“Common Stock”) over a consecutive, trailing 6-month period equaled or exceeded $10.00 per share, each share of Series A Convertible Preferred Stock was automatically converted into fully paid and nonassessable shares of Common Stock, such that no shares of Series A Convertible Preferred Stock remain outstanding as of the date hereof.

FOURTH: The following resolutions were adopted on December 3, 2014 by the Board of Directors of the Corporation pursuant to a unanimous written consent approving the filing of this Certificate:

WHEREAS, none of the authorized shares of preferred stock of the Corporation designated as Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) are currently outstanding; and

WHEREAS, the Board of Directors of the Corporation deems it desirable and in the best interests of the Corporation and its stockholders to authorize, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the elimination of the shares of Series A Convertible Preferred Stock so that such previously designated shares of Series A Convertible Preferred Stock shall revert to authorized but unissued shares of preferred stock of the Corporation (the “Series Elimination”).

RESOLVED, that the Board of Directors of the Corporation hereby authorizes and approves the Series Elimination;

RESOLVED, that no shares of Series A Convertible Preferred Stock shall be issued subject to the Certificate of Designations, Rights and Preferences previously filed with respect to such Series A Convertible Preferred Stock; and

RESOLVED, that the officers and directors of the Corporation be, and each of them hereby is, authorized to do or cause to be done, any and all acts, and to execute and deliver, or cause to be executed and delivered, any and all agreements, undertakings, consents, documents, and certificates, as in their opinion, or in the opinion of counsel, may be necessary, appropriate, or desirable to carry out the terms and intent of the resolutions set forth herein, any such act or execution and delivery to be conclusive evidence of the opinion of such officer or director in that respect, and all such acts, executions and deliveries, whether the same occurred prior to or after the enactment of these resolutions, are hereby approved, ratified and confirmed in all respects.

FIFTH: In accordance with Section 151(g) of the DGCL, upon the effective date of the filing of this Certificate, the Certificate of Designations is hereby eliminated.

I hereby declare and certify under penalty of perjury under the laws of the State of Delaware that the facts set forth in the foregoing certificate are true and correct and that this certificate is the act and deed of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name by a duly authorized officer on this 3rd day of December, 2014.

Natural Health Trends Corp.

By:	/s/ Chris Sharng
Chris Sharng, President